Exhibit 99.2

MRVC to Trade on NASDAQ Global Market Effective March 19, 2014

CHATSWORTH, Calif.—March 17, 2014— MRV Communications (OTC: MRVC), a global leader in converged packet and optical solutions that empower the optical edge and network integration services for communications service providers, has been approved to list the company’s common stock on NASDAQ Global Markets. The company expects to commence trading on March 19th under its existing ticker symbol “MRVC.” Until the stock is transferred to NASDAQ, MRVC’s stock will continue to trade on OTC markets.

MRV Communications’ CEO David Stehlin stated, “We are very proud of the significant progress we have made in strengthening corporate governance, resolving legacy issues, improving operating efficiencies and repositioning MRV for growth and profitability in the global communications market.  Our uplisting to NASDAQ is reflective of this progress, and we are pleased to provide our shareholders greater visibility as we continue to execute on our business transformation and strategic growth plan.”

About MRV Communications

MRV Communications is a global leader in converged packet and optical solutions that empower the optical edge and network integration services for leading communications service providers. For more than two decades, the most demanding service providers, Fortune 1000 companies and governments worldwide have trusted MRV to provide best-in-class solutions and services for their mission-critical networks. We help our customers overcome the challenge of orchestrating the ever-increasing need for capacity while improving service delivery and lowering network costs for critical applications such as cloud connectivity, high-capacity business services, mobile backhaul and data center connectivity. For more information please visit www.mrv.com.

Forward Looking Statements

This press release may contain statements regarding future financial and operating results of MRV, management’s assessment of business trends, and other statements about management’s future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to management’s assumptions. Statements in this press release regarding MRV’s future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “believes,” “seeks,” “should,” “could,” “forecasts,” “projects,” variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management’s long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

IR Contact:

Becky Herrick and Kirsten Chapman, LHA, (415) 433-3777, ir@mrv.com

Corporate HQ: 20415 Nordhoff Street, Chatsworth, CA 91311	Tel: 800-338-5316	Fax: 978-674-6800
International: Industrial Park, P.O. Box 614, Yokneam 20692, Israel	Tel: 972-4-993-6200	Fax: 972-4-989-2743
Email: Info@mrv.com • www.mrv.com